Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports September 30, 2024 Quarterly Results
Net Income of $6.3 Million

Albany, N.Y. – October 30, 2024 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three months ended September 30, 2024. As recently announced, Pioneer has changed its fiscal year end to December 31 from June 30 and as a result of this change the three months ended September 30, 2024 is the first three months of Pioneer’s six month transition period ending December 31, 2024.

Net income for the three months ended September 30, 2024 was $6.3 million, or $0.25 per basic and diluted share, as compared to $3.4 million, or $0.14 per basic and diluted share for the three months ended September 30, 2023.

Highlights

●	Net loans receivable of $1.40 billion at September 30, 2024 was up $55.7 million, or 4.1%, from June 30, 2024.
●	Non-performing assets were $5.4 million, or 0.27% of total assets, at September 30, 2024, compared to $9.2 million, or 0.49% of total assets, at June 30, 2024.
●	Deposits of $1.68 billion at September 30, 2024 were up $125.0 million, or 8.1%, from June 30, 2024.
●	Net interest income of $17.9 million for the three months ended September 30, 2024 was up $2.0 million or 12.6%, from the three months ended September 30, 2023.
●	Net interest margin of 4.12% for the three months ended September 30, 2024 was up 36 basis points from the three months ended September 30, 2023.
●	Noninterest income of $4.1 million for the three months ended September 30, 2024 was up $544,000 or 15.2%, from the three months ended September 30, 2023.

Thomas Amell, President and CEO stated, “We are pleased to report strong results for Pioneer’s quarter ended September 30, 2024, highlighted by record quarterly net income of $6.3 million.  We recognize that our success is tied directly to the service that our employees provide our customers, and we remain firmly rooted in our belief that engaged employees lead to customer advocates and, ultimately, financial success for Pioneer.  During the quarter we continued to grow loans and our diversified deposit base while improving our already solid net interest margin.  Credit quality, liquidity and capital metrics remained strong at quarter end.  We believe that our consistent focus on developing and deepening customer relationships through our strategy of being “More Than a Bank” positions Pioneer well for future opportunities and growth.”

Total assets were $2.01 billion at September 30, 2024, primarily consisting of $1.40 billion of net loans receivable, $262.5 million of securities available for sale and $225.0 million of cash and cash equivalents. Deposits totaled $1.68 billion at September 30, 2024, and the deposit base was well diversified across customer segments, consisting of approximately 47% retail, 19% commercial and 34% municipal customer relationships. Estimated uninsured deposits, net of affiliate deposits and collateralized deposits, represented 14.9% of total deposits at September 30, 2024. Total shareholders’ equity was $303.8 million at September 30, 2024. Pioneer repurchased 114,389 shares of its common stock during the quarter ended September 30, 2024 at an average price of $10.46 per share under its previously announced stock repurchase program.

Selected highlights at and for the three months ended September 30, 2024 are as follows:

Net Interest Income and Margin

Net interest income increased $2.0 million, or 12.6%, to $17.9 million for the three months ended September 30, 2024 from $15.9 million for the three months ended September 30, 2023. The increase in net interest income for the three months ended September 30, 2024 was primarily due to an increase in the average yield on interest-earning assets of 85 basis points and an increase in the average balance of interest-earning assets of $52.6 million, partially offset by an increase in the average cost of interest-bearing liabilities of 69 basis points and an increase in the average balance of interest-bearing liabilities of $78.7 million.

Interest income increased $4.2 million, or 21.0%, to $24.4 million for the three months ended September 30, 2024, from $20.2 million for the three months ended September 30, 2023. The increase in interest income for the three months ended September 30, 2024 was driven by an increase in variable rate loan yields, as well as due to market related increases in interest rates on new loans and an asset allocation shift, using investment securities’ cash flow to fund higher yielding assets.

Interest expense increased $2.2 million to $6.5 million for the three months ended September 30, 2024 from $4.3 million for the three months ended September 30, 2023. The average cost of interest-bearing liabilities increased by 69 basis points to 2.35% for the three months ended September 30, 2024, compared to 1.66% for the three months ended September 30, 2023. The average cost of interest-bearing liabilities increased for the three months ended September 30, 2024 due primarily to the repricing of certain interest-bearing deposit accounts in response to changes in market interest rates and the higher interest rate environment, as well as a shift in the mix of deposits towards higher cost interest-bearing accounts.

Net interest margin increased 36 basis points to 4.12% for the three months ended September 30, 2024, compared to 3.76% for the three months ended September 30, 2023.

Asset Quality and Provision for Credit Losses

Non-performing assets were $5.4 million, or 0.27% of total assets, at September 30, 2024, compared to $9.2 million, or 0.49% of total assets, at June 30, 2024.

The allowance for credit losses on loans was $21.2 million at September 30, 2024 and $21.8 million at June 30, 2024, representing 1.49% and 1.60% of total loans outstanding, respectively.

Net recoveries were $134,000 for the three months ended September 30, 2024, compared to net charge-offs of $5,000 for the three months ended September 30, 2023. Annualized net recoveries were (0.04%) of average loans for the three months ended September 30, 2024, compared to annualized net charge-offs of 0.00% of average loans for the three months ended September 30, 2023.

A credit to the provision for credit losses of $870,000 was recorded for the three months ended September 30, 2024, as compared to a provision for credit losses of $750,000 for the three months ended September 30, 2023. The credit to the provision for credit losses for the three months ended September 30, 2024 was primarily due to improvements in asset quality, economic conditions, and net recoveries, offset in part by growth in the loan portfolio.

Noninterest Income and Noninterest Expense

Noninterest income of $4.1 million for the three months ended September 30, 2024 increased $544,000, or 15.2%, as compared to $3.6 million for the three months ended September 30, 2023. The increase in noninterest income for the three months ended September 30, 2024 was primarily from a $190,000 increase in insurance and wealth management services income, and from a $165,000 net gain on the sale of securities available for sale.  The increase in insurance and wealth management services income was primarily as a result of organic growth and positive market performance related to our wealth management services.

Noninterest expense of $14.7 million for the three months ended September 30, 2024 increased $284,000, or 2.0%, as compared to $14.4 million for the three months ended September 30, 2023.  The increase in noninterest expense for the three months ended September 30, 2024 was primarily due to an increase in salaries and employee benefits of $743,000, offset in part by a decrease in professional fees of $634,000. Salaries and employee benefits increased due to compensation expense from annual merit increases, hiring talent to fill open positions, as well as due to share-based compensation costs recognized during the three months ended September 30, 2024 for the stock awards granted during the three months ended June 30, 2024. Professional fees decreased due to lower legal fees and expenses as compared to the prior-year period.

Income Taxes

Income tax expense increased $998,000 to $1.9 million for the three months ended September 30, 2024 as compared to $890,000 for the three months ended September 30, 2023 primarily due to an increase in income before income taxes. Our effective tax rate was 23.0% for the three months ended September 30, 2024 compared to 20.7% for the three months ended September 30, 2023. The increase in our effective tax rate was primarily due to the decrease in tax-exempt income for the three months ended September 30, 2024 as compared to the prior-year period.

Balance Sheet Summary

Total assets of $2.01 billion at September 30, 2024 increased $119.2 million, or 6.3%, from $1.90 billion at June 30, 2024.

Net loans receivable of $1.40 billion at September 30, 2024 increased $55.7 million, or 4.1%, from $1.34 billion at June 30, 2024. The increase in net loans receivable was primarily a result of growth in the residential mortgage loan portfolio which increased by $31.2 million and commercial real estate loans which increased by $15.2 million. Commercial and industrial loans increased by $8.2 million, consumer loans increased by $4.6 million and home equity loans and lines of credit increased by $1.0 million. These increases were partially offset by a decrease in commercial construction loans of $5.1 million.

Securities available for sale of $262.5 million at September 30, 2024 increased $5.1 million, or 2.0%, from $257.4 million at June 30, 2024. The increase was primarily due to purchases of $37.2 million, offset in part by maturities, paydowns, calls and sales of $35.1 million during the three months ended September 30, 2024.

Deposits of $1.68 billion at September 30, 2024 increased $125.0 million, or 8.1%, from $1.55 billion at June 30, 2024. By deposit category, non-interest-bearing demand accounts increased by $92.6 million, money market accounts increased by $37.6 million, and demand accounts increased by $12.0 million, offset in part by a decrease in certificate of deposits of $10.6 million and a decrease in savings accounts of $6.6 million. The increase in non-interest-bearing demand accounts and demand accounts was primarily related to growth in municipal deposits due to seasonality. The increase in money market accounts was primarily due to growth in municipal and commercial deposits and migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The decrease in certificates of deposit was primarily due to a decrease in brokered deposits, partially offset by a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The decrease in savings accounts was primarily related to migration of funds to higher interest-bearing accounts.

Shareholders’ equity of $303.8 million at September 30, 2024 increased $7.3 million, or 2.5%, from $296.5 million at June 30, 2024 primarily as a result of net income of $6.3 million and an increase in accumulated other comprehensive income of $1.7 million, partially offset by the repurchase of common stock of $1.2 million. Pioneer Bank, National Association (“Pioneer Bank”) has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 12.13% at September 30, 2024.

Stock Repurchase

On May 21, 2024, Pioneer announced that it had adopted a stock repurchase program for up to approximately 5% of its outstanding common stock, or 1,298,883 shares of its common stock. This is Pioneer’s first stock repurchase program since completing its mutual holding company reorganization and related stock offering. Pioneer repurchased 114,389 shares of its common stock during the quarter ended September 30, 2024 at an average price of $10.46 per share under this stock repurchase program.  As of September 30, 2024, there were 1,078,108 shares available for repurchase under this program.

Completion of Pioneer Commercial Bank Merger

On September 16, 2024, the Office of the Comptroller of the Currency (the “OCC”) approved the merger of Pioneer Commercial Bank with and into Pioneer Bank with Pioneer Bank as the resulting entity (the “Commercial Bank Merger”). The Commercial Bank Merger closed on October 1, 2024. Following the completion of the Commercial Bank Merger, Pioneer Bank now directly offers full municipal deposit banking services which were previously provided through Pioneer Commercial Bank.

About Pioneer

Pioneer is a bank holding company whose wholly owned subsidiary is Pioneer Bank, National Association. Pioneer provides diversified financial services through Pioneer Bank, National Association and its subsidiaries, with 23 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. Pioneer Bank, National Association is a national bank whose wholly owned subsidiaries are Pioneer Insurance Agency, Inc. and Pioneer Financial Services, Inc. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2024, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	September 30,	June 30,
	2024	2024

	(In thousands)
Selected Financial Condition Data:
Total assets	$2,014,602	$1,895,404
Cash and cash equivalents	224,974	165,190
Securities available for sale	262,533	257,409
Securities held to maturity	24,589	25,090
Net loans receivable	1,399,725	1,344,069
Bank-owned life insurance	15,972	16,009
Premises and equipment, net	39,718	40,105
Deposits	1,675,280	1,550,252
Shareholders' equity	303,801	296,528

	For the Three Months Ended
	September 30,
	2024	2023

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$24,379	$20,156
Interest expense	6,482	4,266
Net interest income	17,897	15,890
Provision for credit losses	(870)	750
Net interest income after provision for credit losses	18,767	15,140
Noninterest income	4,118	3,574
Noninterest expense	14,689	14,405
Income before taxes	8,196	4,309
Income tax expense	1,888	890
Net income	$6,308	$3,419

Earnings per share - basic	$0.25	$0.14
Earnings per share - diluted	0.25	0.14

Weighted average shares outstanding - basic	25,081,864	25,194,841
Weighted average shares outstanding - diluted	25,150,650	25,194,841

	At or For the Three Months Ended
	September 30,
	2024	2023
Performance Ratios:
Return on average assets	1.32%	0.73%
Return on average equity	8.37%	5.03%
Interest rate spread (1)	3.29%	3.13%
Net interest margin (2)	4.12%	3.76%
Non-interest expenses to average assets	3.07%	3.09%
Efficiency ratio (3)	66.72%	74.01%
Average interest-earning assets to average interest-bearing liabilities	158.38%	165.40%

Capital Ratios (4):
Average equity to average assets	15.74%	14.57%
Total capital to risk weighted assets	19.45%	19.57%
Tier 1 capital to risk weighted assets	18.19%	18.31%
Common equity tier 1 capital to risk weighted assets	18.19%	18.31%
Tier 1 capital to average assets	12.13%	11.39%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	1.49%	1.72%
Allowance for credit losses as a percentage of non-performing loans	395.79%	146.10%
Net (recoveries) charge-offs to average outstanding loans during the period	(0.04)%	—%
Non-performing loans as a percentage of total loans	0.38%	1.18%
Non-performing loans as a percentage of total assets	0.27%	0.73%
Total non-performing assets as a percentage of total assets	0.27%	0.73%

Other:
Number of offices	23	23
Number of full-time equivalent employees	275	263

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank, National Association.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.